EXHIBIT 10.61
Dear Name:
As a key member of the executive leadership team, you play an important role in the successful integration of the Azek Company. Recognizing that there are both short and long-term aspects of this integration, we are awarding you two integration incentives: the Cash Transaction Incentive and the Equity Integration Award.

The Cash Transaction Incentive
Your Cash Transaction Incentive is $_______, equal to 65% of your base salary. The Cash Transaction Incentive will vest and become payable as follows:
•50% becomes vested upon transaction close date, and is payable on the first pay date after transaction close
•50% becomes vested six months from the transaction close date, and is payable on the first pay date after that date
If you separate from the Company prior to either pay date, the Separation Provisions set forth in Appendix A will apply.

This Agreement is between you and the Company. Except where prohibited by applicable law, the Company requests that you keep it confidential and not disclose the contents of the Agreement to any employee or third party.

By accepting this incentive, I accept the terms and conditions of the Transaction Incentive award as discussed herein.

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Appendix A: Separation Provisions of the Cash Transaction Incentive

Since nothing in the Cash Transaction Incentive Agreement is intended to guarantee a specific duration of employment or otherwise alter the at-will nature of your employment relationship, below explains the treatment of your anticipated Transaction Incentive award should you separate prior to vesting

Voluntary Resignation: If you voluntarily resign prior to the transaction close date, you will not be entitled to any portion of the Cash Transaction Incentive. If you voluntarily resign after the transaction close date, but prior to six months after the transaction close date, you will not be entitled to the second portion (vesting six months from the transaction close) of the Cash Transaction Incentive.

Termination by the Company for Cause: The Company may immediately terminate your employment at the Company’s sole discretion if (i) you fail to continue to perform your job duties in the same satisfactory manner in which you have been performing them to this date, or (ii) you engage in conduct that violates the Company’s Code of Conduct or other Company policies or is otherwise detrimental to the Company or its business (“Cause”). If you are terminated for Cause, you are not entitled to any unpaid portion of the Cash Transaction Incentive.

Reduction in Force /Elimination of Position /Termination without Cause: If the Company terminates your employment due to a workforce reduction, eliminates your position, or otherwise terminates you without Cause prior to the vesting date, you will be entitled to a pro-rata Cash Transaction Incentive award payment upon separation.